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EXHIBIT 10.32

CONSULTANT AGREEMENT DATED SEPTEMBER 12, 2002
BETWEEN MIKE MCTIGHE

September 12, 2002

Mike McTighe
[address deleted]

Dear Mike:

        This letter agreement sets forth certain understandings and agreements we have reached regarding your role with VIA NET.WORKS, Inc. (the "Company") as a director and an advisor or consultant.

        First, I am pleased to confirm that the board of directors of the Company has appointed you Chairman of the Board. Your role and responsibilities as Chairman of the Board are set out in the bylaws of the Company. A copy of the pertinent sections of the bylaws is attached to this letter. In consideration for services you will perform in your role as Chairman of the Board, VIA will pay you in accordance with the director compensation policies of the Company as may be amended from time to time.

        Second, in addition to your role as Chairman of the Board you have agreed to provide certain consultancy services to the Company and its group companies, including but shall not be limited to providing strategic guidance and direction and operational advice and consultation to VIA's President and Chief Operating Office and the senior management team. In this capacity, you agree to devote no less than four working business days per month to company matters and attend meetings as required and as agreed upon by you and VIA's President and COO. You understand that your duties may require travel outside the United Kingdom.

        VIA acknowledges that you began providing consulting services as of September 1, 2002. In consideration for services you perform as a consultant to the Company, VIA will pay you the sum of £42,552.50 per annum. We have also agreed that either party may elect to terminate this consultancy arrangement upon no less than one month written notice to the other.

        At your request, the aggregate consideration to which you will be entitled as a director, as Chairman of the Board and as a consultant to VIA will be payable on a monthly basis less all applicable PAYE withholding and administered through the VIA NET.WORKS UK Limited payroll.

        In addition to the compensation noted above, for your dual role you will receive a one-time stock option grant of 250,000 shares of VIA's common stock, which shall vest over a period of three years. The grant shall be approved by the compensation committee of the Board and will be effective as of September 1, 2002. This grant shall be in addition to the grant made by the compensation committee in June 2002. Finally, VIA will reimburse you for your actual out-of-pocket and reasonable expenses incurred in your capacity as director or consultant, consistent with Company travel and entertainment policy.

        The entire Board notes its enthusiasm for your enhanced participation with the Company and looks forward to your assumption of duties as Chairman of the Board. Please acknowledge your agreement of these terms by signing and returning a copy of this agreement to me.

        Very best regards and on behalf of the Board of Directors of VIA NET.WORKS, Inc.

/s/ STEVEN HALSTEDT Steven Halstedt

Accepted and Agreed this 12th day of September, 2002.

/s/ MR. MIKE MCTIGHE Mr. Mike McTighe

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  EXHIBIT 10.32
CONSULTANT AGREEMENT DATED SEPTEMBER 12, 2002 BETWEEN MIKE MCTIGHE